Term Sheet To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, product supplement AZ dated June 22, 2009, and underlying supplement no. 17 dated August 11, 2008	Term Sheet No. 727AZ Registration Statement No. 333-137902 Dated September 1, 2009; Rule 433
Structured Investments	Deutsche Bank $ Knock-Out Notes Linked to the iShares® MSCI Mexico Investable Market Index Fund due March 10, 2011
General
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The notes are designed for investors who seek a return linked to the appreciation of the iShares® MSCI Mexico Investable Market Index Fund.  Investors should be willing to forgo coupon and dividend payments and, if the Fund closing level declines by 30.0% or more from the Initial Fund Level on any trading day during the Monitoring Period and, on the Final Valuation Date, depreciates from its Initial Fund Level, be willing to lose up to 100% of their initial investment. If the Fund closing level does not decline from the Initial Fund Level by 30% or more on any trading day during the Monitoring Period, investors have the opportunity to receive the greater of (a) the Fund Return and (b) the Contingent Minimum Return.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing March 10, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about September 3, 2009 (the “Trade Date”) and are expected to settle on or about September 8, 2009.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	The iShares® MSCI Mexico Investable Market Index Fund (the “Fund”)
Knock-Out Event:	A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the Fund closing level has decreased, as compared to the Initial Fund Level, by more than the Knock-Out Buffer Amount.
Knock-Out Level:	70.0% of the Initial Fund Level.
Knock-Out Buffer Amount:	30.0%
Payment at Maturity:
•      If a Knock-Out Event has occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the performance of the Fund. Accordingly, your Payment at Maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Fund Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Fund Level has declined from the Initial Fund Level.
•      If a Knock-Out Event has not occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the performance of the Fund, subject to the Contingent Minimum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Face Amount of notes will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Fund Return and (ii) the Contingent Minimum Return.

Fund Return:	The performance of the Fund from the Initial Fund Level to the Final Fund Level, calculated as follows:
Final Fund Level – Initial Fund Level
Initial Fund Level
The Fund Return may be positive or negative.
Contingent Minimum Return:	11.60%
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Monitoring Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.
Initial Fund Level:	The Fund closing level (expressed as the closing price per share of the Fund) on the Trade Date.
Final Fund Level:	The Fund closing level (expressed as the closing price per share of the Fund) on the Final Valuation Date times the Share Adjustment Factor.
Final Valuation Date†:	March 7, 2011
Maturity Date†:	March 10, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	2515A0 R3 9

†Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of Securities – Market Disruption Events”
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $987.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan
Placement Agent
September 1, 2009

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement AZ dated June 22, 2009 and underlying supplement no. 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement AZ dated June 22, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509134938/d424b21.pdf

Underlying supplement no. 17 dated August 11, 2008:
http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performance for the Fund?

The following table illustrates a range of hypothetical Payments at Maturity of the notes. The table and the examples below assume a hypothetical Initial Fund Level of 45, a Knock-Out Buffer Amount of 30.0%, a Knock-Out Level of 31.50, equal to 70% of the Initial Fund Level,  and a Contingent Minimum Return of 11.60%. The actual Initial Fund Level and Knock-Out Level will be determined on the Trade Date. The results set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The numbers appearing in the table and the examples below have been rounded for ease of analysis.

	Percentage Change in	A Knock-Out Event Does Not Occur During the Monitoring Period		A Knock-Out Event Does Occur During the Monitoring Period
Hypothetical Final Fund Level	Fund Level	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
90.00	100.00%	100.00%	$2,000.00	100.00%	$2,000.00
85.50	90.00%	90.00%	$1,900.00	90.00%	$1,900.00
81.00	80.00%	80.00%	$1,800.00	80.00%	$1,800.00
76.50	70.00%	70.00%	$1,700.00	70.00%	$1,700.00
72.00	60.00%	60.00%	$1,600.00	60.00%	$1,600.00
67.50	50.00%	50.00%	$1,500.00	50.00%	$1,500.00
63.00	40.00%	40.00%	$1,400.00	40.00%	$1,400.00
58.50	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
54.00	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
49.50	10.00%	11.60%	$1,116.00	10.00%	$1,100.00
47.25	5.00%	11.60%	$1,116.00	5.00%	$1,050.00
46.13	2.50%	11.60%	$1,116.00	2.50%	$1,025.00
45.00	0.00%	11.60%	$1,116.00	0.00%	$1,000.00
42.75	-5.00%	11.60%	$1,116.00	-5.00%	$950.00
40.50	-10.00%	11.60%	$1,116.00	-10.00%	$900.00
36.00	-20.00%	11.60%	$1,116.00	-20.00%	$800.00
31.50	-30.00%	11.60%	$1,116.00	-30.00%	$700.00
27.00	-40.00%	N/A	N/A	-40.00%	$600.00
22.50	-50.00%	N/A	N/A	-50.00%	$500.00
18.00	-60.00%	N/A	N/A	-60.00%	$400.00
13.50	-70.00%	N/A	N/A	-70.00%	$300.00
9.00	-80.00%	N/A	N/A	-80.00%	$200.00
4.50	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Fund increases from the Initial Fund Level of 45 to a Final Fund Level of 46.13. Because a Knock-Out Event has not occurred and the Fund Return of 2.50% is less than the Contingent Minimum Return of 11.60%, the investor receives a Payment at Maturity of $1,116.00 per $1,000 Face Amount of notes.

Example 2: A Knock-Out Event has not occurred, and the level of the Fund decreases from the Initial Fund Level of 45 to a Final Fund Level of 36. Because a Knock-Out Event has not occurred and the Fund Return of -20% is less than the Contingent Minimum Return of 11.60%, the investor receives a Payment at Maturity of $1,116.00 per $1,000 Face Amount of notes.

Example 3: A Knock-Out Event has not occurred, and the level of the Fund increases from the Initial Fund Level of 45 to a Final Fund Level of 54. Because a Knock-Out Event has not occurred and the Fund Return of 20% is greater than the Contingent Minimum Return of 11.60%, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 20%) = $1,200.00

Example 4: A Knock-Out Event has occurred, and the level of the Fund decreases from the Initial Fund Level of 45 to a Final Fund Level of 40.50. Because a Knock-Out Event has occurred and the Fund Return is -10%, the investor receives a Payment at Maturity of $900.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -10%) = $900.00

Example 5: A Knock-Out Event has occurred, and the level of the Fund increases from the Initial Fund Level of 45 to a Final Fund Level of 54. Because a Knock-Out Event has occurred and the Fund Return is 20%, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 20%) = $1,200.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The notes provide the opportunity to participate in the appreciation of the Fund at maturity. If a Knock-Out Event has not occurred, in addition to the Face Amount, you will be entitled to receive at maturity at least the Contingent Minimum Return of 11.60% on the notes, or a minimum Payment at Maturity of $1,116.00 for every $1,000 Face Amount of notes. If a Knock-Out Event has occurred,  you will be entitled to receive at maturity a return on the notes equal to the Fund Return, whether positive or negative. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE iSHARES® MSCI MEXICO INVESTABLE MARKET INDEX FUND - The iShares® MSCI Mexico Investable Market Index Fund is a registered investment company that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the largest and most liquid Mexican companies, as measured by the MSCI Mexico Investable Market Index (the “Index”). The MSCI Mexico Investable Market Index is an equity benchmark for Mexican stock performance, and is designed to measure equity market performance in Mexico. This section is just a summary of the iShares® MSCI Mexico Investable Market Index Fund. For more information on the iShares® MSCI Mexico Investable Market Index Fund, see the information set forth under “The iShares® MSCI Mexico Investable Market Index Fund” in this term sheet. For more information on the MSCI Mexico Investable Market Index, see the information set forth under “MSCI Mexico Investable Market Index” in this term sheet, and for further information on the methodology that applies generally to the MSCI indices, please refer to “Indices—The MSCI Indices— Constructing the MSCI Indices” in accompanying underlying supplement no. 17.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled "Certain U.S. Federal Income Tax Consequences," which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment, you should not be required to recognize taxable income prior to the maturity of your notes, other than pursuant to a sale or exchange, and your gain or loss on the notes should be long-term capital gain or loss if you hold the notes for more than one year, subject to the potential application of the "constructive ownership" regime discussed below. If, however, the Internal Revenue Service (the "IRS") were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes might differ materially and adversely. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the notes as prepaid financial contracts is respected, the notes could be treated as subject to the "constructive ownership" regime of Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code"). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the notes would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain" (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the notes sold, exchanged or retired in shares of the Fund on the issue date and sold those shares for their fair market value on the date your notes are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In December 2007, the Department of the Treasury ("Treasury") and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled "Taxation by Germany of Non-Resident Holders."

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S.  federal tax consequences of investing in the notes (including possible alternative treatments, the potential application of the "constructive ownership" regime, and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Fund or any of the component stocks underlying the Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative and whether or not a Knock-Out Event occurs during the Monitoring Period. If the Final Fund Level is less than the Initial Fund Level and a Knock-Out Event occurs during the Monitoring Period, your investment will be fully exposed to any decline in the Final Fund Level as compared to the Initial Fund Level. Any Payment at Maturity is subject to our ability to satisfy our obligations as they become due.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the notes. The Payment at Maturity on the notes is subject to our creditworthiness.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

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THE PROTECTION PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE DURING THE TERM OF THE NOTES – The notes are subject to closing level monitoring. As a result, if the Fund closing level on any trading day during the Monitoring Period declines from the Initial Fund Level by the Knock-Out Buffer Amount of 30.0% or more, your investment will be fully exposed to any decline in the Final Fund Level as compared to the Initial Fund Level. You will be subject to this potential loss of your initial investment even if the Fund subsequently increases such that the Final Fund Level is less than the Initial Fund Level by not more than the Knock-Out Buffer Amount of 30.0%.

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YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE DURING THE TERM OF THE NOTES – If the Fund closing level on any trading day during the Monitoring Period declines from the Initial Fund Level by the Knock-Out Buffer Amount of 30.0% or more, you will not be entitled to receive the Contingent Minimum Return on the notes. Under these circumstances, you may lose some or all of your investment at maturity, and you will be fully exposed to any decline in the Final Fund Level as compared to the Initial Fund Level.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Fund or holders of shares of the Fund would have.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the notes.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the closing levels of the Fund during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Fund closing level has decreased, as compared to the Initial Fund level, by more than the Knock-Out Buffer Amount;

•	the expected volatility of the Fund;

•	the time to maturity of the notes;

•
the dividend rate on the stocks held by the Fund (while not paid to holders of the notes, dividend payments on the stocks held by the Fund may influence the market price of the shares of the Fund and the market value of options on exchange traded fund shares and, therefore, affect the value of the notes);

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND – We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Fund or underlying the Index. You, as an investor in the notes, should make your own investigation into the component securities held by the Fund or underlying the Index and the issuers of the component securities held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index are involved in this offering of your notes in any way and none of them has any obligation of any sort with respect to your notes. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES – Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”), the publisher of the Index. The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete, or substitute the stocks composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of Fund shares to close below the Knock-Out Buffer Amount, in which case for every 1.00% decline in the Initial Fund Level, you will lose an amount equal to 1.00% of the Face Amount of your securities.

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THE FUND AND THE INDEX ARE DIFFERENT – The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BGFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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CURRENCY EXCHANGE RISK – The prices of the stocks underlying the Index are converted into U.S. dollars in calculating the level of the Index.  As a result, the holders of the notes will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the Index trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the Index, and the value of your notes.

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NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the notes.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The value of the notes is subject to the political and economic risks of emerging market countries through the Fund. The Fund’s underlying indices include companies that are located in an emerging market country, Mexico, and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and Payment at Maturity of your notes.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Fund, the Index or of the component securities held by the Fund over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, of the Index or of the component securities held by the Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the notes as prepaid financial contracts is respected, the notes could be treated as subject to the "constructive ownership" regime of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the notes would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the notes. As described above under "Certain Tax Consequences," in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled "Certain U.S. Federal Income Tax Consequences," and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments, the potential application of the "constructive ownership" regime, and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could adversely affect the value of the Fund and, as a result, could decrease the amount you may receive on the notes at maturity.

The iShares® MSCI Mexico Investable Market Index Fund

We have derived all information contained in this term sheet regarding the iShares® MSCI Mexico Investable Market Index Fund (“Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of or verified such publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Inc. (“iShares®”), iShares® Trust, Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). BGFA is the investment advisor to the Fund. The Fund is an exchange-traded fund that trades on the New York Stock Exchange under the ticker symbol “EWW”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BGFA and the Fund, please see the Prospectus, dated January 1, 2009 (as revised on January 20, 2009). In addition, information about iShares® and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at

www.ishares.com. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet or any pricing supplement.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the largest and most liquid Mexican companies, as measured by the MSCI Mexico Investable Market Index. For further information on methodology that applies generally to the iShares® funds, please refer to “Exchange Traded Funds—The iShares Exchange Traded Funds—Methodology” in accompanying underlying supplement no. 17.

Holdings Information

The holding information for the Fund is updated on a monthly basis. As of July 31, 2009, 99.89% of the Fund’s holdings consisted of stocks, 0.05% consisted of cash and 0.06% was in other assets, including dividends booked but not yet received.(1) The following tables summarize the Fund’s top 10 holdings in individual companies as of such date.

Top 10 holdings in individual securities as of July 31, 2009

Company	Percentage of Total Holdings

AMERICA MOVIL SAB DE CV-SER L	24.59%
WALMART DE MEXICO-SER V	7.29%
FOMENTO ECONOMICO MEXICA-UBD	5.94%
GRUPO MEXICO SA-SER B	4.82%
GRUPO TELEVISA SA-SER CPO	4.72%
TELEFONOS DE MEXICO SAB SER	4.47%
CEMEX SAB-CPO	4.34%
TELMEX INTERNACIONAL SAB-L	3.96%
CARSO GLOBAL TELECOM-A1	3.41%
GRUPO FINANCIERO BANORTE-O	3.39%

(1)
Total allocation percentages may not equal 100% due to rounding or omission of holdings of less than 1%. Information on certain fund holdings of less than 1% may not be widely available and may not be included.

The information above was compiled from the iShares® website. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet or any pricing supplement.

MSCI Mexico Investable Market Index

The MSCI Mexico Investable Market Index is a free float-adjusted, capitalization-weighted index that aims to capture 99% of the (publicly available) total market capitalization in Mexico. Component companies must meet objective criteria for inclusion in the MSCI Mexico Investable Market Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Mexico Investable Market Index has a base date of December 31, 1987 and is reported by Bloomberg under the ticker symbol “MXMX”. For further information on methodology that applies generally to the MSCI indices, please refer to “Indices—The MSCI Indices—Constructing the MSCI Indices” in accompanying underlying supplement no. 17.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Mexico Investable Market Index Fund based on the daily Fund closing levels from August 28, 2002 through August 28, 2009.  The Fund closing level on August 28, 2009  was 43.65.  We obtained the Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The price source for determining the Final Fund Level will be the Bloomberg page “EWW” or any successor page.

The historical levels of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Fund closing level on any trading day during the Monitoring Period, including on the Final Valuation Date.  We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Historical Performance of the
iShares® MSCI Mexico Investable Market Index Fund

Source: Bloomberg

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $12.50 per $1,000 Face Amount of notes.